Exhibit 10.15
PROMISSORY NOTE

$685,985.61	Issue Date: June 27, 2012
New York, New York

FOR VALUE RECEIVED, INB:MANHATTAN DRUG COMPANY, INC., a New York corporation (“MDC”), and INTEGRATED BIOPHARMA, INC., a Delaware corporation (“Integrated”) (MDC and Integrated are jointly and severally referred to herein as the “Company”), hereby, jointly and severally, promise to pay to the order of VITAMIN REALTY ASSOCIATES, LLC, a New Jersey limited liability company (the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal amount of SIX MILLION EIGHT-FIVE THOUSAND NINE HUNDRED EIGHTY-FIVE DOLLARS AND SIXTY-ONE CENTS ($685,985.61) or, if less, the aggregate unpaid principal amount of this Note, which principal amount shall be due and payable in such amounts and on such dates as are set forth below.  The Company further promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the interest rates, and on the dates, specified below.

The principal amount of this Note represents the aggregate amount of unpaid, past due rent owing by MDC (formerly known as Manhattan Drug Company) under the Lease Agreement, dated as of January 10, 1997, between the Holder, as lessor, and MDC (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time), pertaining to the real property located at 225 Long Avenue, Hillside, New Jersey.

The following terms shall apply to this Note:

1. DEFINITIONS.

(a) Defined Terms.  When used herein, the terms below shall have the respective meanings indicated:

“Acceleration Notice” has the meaning set forth in Section 3 of this Note.

“Accumulated Unpaid Interest Amounts” has the meaning set forth in Section 2(b) of this Note.

“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in the State of New Jersey.

“CD Financial” means CD Financial, LLC, a Florida limited liability company.

“CD Purchase Agreement” means certain Amended and Restated Securities Purchase Agreement, dated as of June 27, 2012, by and between the Company and CD Financial, as investor and holder (and any of its successors and assigns), as such Amended and Restated Securities Purchase Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“CD Obligations” means the “Obligations” (as such term is defined in the CD Purchase Agreement).

 “Change of Control” means (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company to any Person; (ii) the consolidation, merger or other business combination of the Company with or into any other Person (other than a wholly-owned subsidiary provided the Company is the surviving entity); or (iii) the acquisition after the Issue Date of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission or any successor thereto thereunder as in effect on the date hereof) other than the Original Owners, of equity interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company.

“Company” has the meaning set forth in the first paragraph of this Note.

“Default Interest Rate” means six percent (6.0%) per annum.

“Event of Default” means the occurrence of any of the following events:

(i) a Change of Control occurs;

(ii) a Liquidation Event occurs;

(iii) the Company fails to make any payment of principal or interest on this Note as and when due, and such payment remains unpaid for three (3) Business Days following such due date, subject, however, to Section 2(i) of this Note;

(iv) other than a breach described in clause (iii) immediately above, the Company breaches any material term or condition of this Note and such breach continues for a period of ten (10) Business Days following written notice thereof from the Holder; or

(v) any Material Debt shall have been accelerated due to the occurrence of any event of default under the applicable, related documents and such acceleration has not been rescinded, annulled or otherwise cured within ten (10) Business Days of such acceleration.

“Holder” has the meaning set forth in the first paragraph of this Note.

“Interest” has the meaning set forth in Section 2(a) of this Note.

“Interest Payment Date” means (a) the first Business Day of each calendar month and (b) the Maturity Date.

“Issue Date” means the date of this Note as set forth on the first page of this Note.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, claim, charge, assignment or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation Event” means where (i) the Company shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or the Company shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or (ii) there shall be commenced against the Company any action or proceeding of the nature referred to in clause (i) immediately above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there is initiated the dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iv) there is initiated any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company; or (v) the Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

“Material Debt” means, collectively, (a) the Senior Obligations and (b) the CD Obligations.

“Maturity Date” means July 7, 2017.

 “Note” means this Promissory Note, made by the Company and payable to the order of the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Original Owners” has the meaning set forth in the Senior Loan Agreement (regardless of whether or not such Senior Loan Agreement is in full force and effect).

“Payment Covenant” means, (a) so long as the Senior Loan Agreement is in force and effect, the provisions of Section 7.24 (“Payments of Past Due Rent”) of the Senior Loan Agreement, and (b) so long as the CD Purchase Agreement is in force and effect, the provisions of Section 1.24 (“Payments of Past Due Rent”) of Schedule 5.4 of the CD Purchase Agreement.

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or governmental body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Senior Loan Agreement” means that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 27, 2012, by and among (i) the Company, (ii) InB:Manhattan Drug Company, Inc., a New York corporation, (iii) AgroLabs, Inc., a New Jersey, (iv) IHT Health Products, Inc., a Delaware corporation, (v) IHT Properties, Corp., a Delaware corporation, (vi) Vitamin Factory, Inc., a Delaware corporation, (vii) the lenders party thereto from time to time. and (viii) PNC Bank, National Association, in its capacity as agent under the Senior Loan Agreement (or any of its successors or assignees in such capacity as agent thereunder) for such lenders, as such Revolving Credit, Term Loan and Security Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Senior Obligations” means the “Obligations” (as such term is defined in the Senior Loan Agreement).

2. INTEREST; PAYMENT OF INTEREST AND PRINCIPAL; CALCULATION.

(a) Interest.  Subject to Section 2(d) of this Note, the unpaid principal amount of this Note shall bear interest from and including the Issue Date until the principal amount of this Note is paid in full (“Interest”) at a rate per annum equal to four percent (4.0%).

(b) Interest Payments.  The Company shall make payments of accrued Interest hereunder on each Interest Payment Date, commencing with the first Interest Payment Date occurring after the Issue Date; provided that no such payment shall be required to be made by the Company on such Interest Payment Date if the Company, in making such payment, would violate the Payment Covenant.  To the extent that that any Interest payment is not so made on any Interest Payment Date pursuant to the first sentence of this Section 2(b) as a result of the operation of the proviso in such sentence (the amount of such unpaid Interest is referred to, collectively, as the “Accumulated Unpaid Interest Amounts”), then such failure to make such payment on such Interest Payment Date shall not constitute an Event of Default.

(c) Payment on Maturity.  The outstanding principal amount of this Note shall be due and payable on the Maturity Date, together with all accrued and unpaid Interest thereon, all unpaid Accumulated Unpaid Interest Amounts and all other amounts due under this Note.

(d) Default Interest.  Any amount of principal, (subject to the last sentence in this Section 2(d)) Interest, or Accumulated Unpaid Interest Amounts that is not paid as and when due in accordance with this Note shall bear interest at the Default Interest Rate, compounded monthly, until paid in full, and such interest accrued at the Default Interest Rate shall be payable on demand.  For avoidance of doubt, it is understood and agreed that if the Company does not make a monthly Interest payment on any Interest Payment Date pursuant to Section2(b) of this Note solely as a result of the operation of the proviso in the first sentence of Section 2(b) of this Note, then, for purposes of the first sentence in this Section 2(d), the amount of the Interest payment that was not so made on such Interest Payment Date shall not bear interest at the Default Interest Rate; provided, however, that if any Accumulated Unpaid Interest Amounts are not paid when due in accordance with Section 2(c) of this Note, then such Accumulated Unpaid Interest Amounts shall bear interest at the Default Interest Rate in accordance with the first sentence of this Section 2(d).

(e) Prepayment of Principal.  The Company may prepay the outstanding principal amount of this Note, in whole or in part, at any time or from time to time, without premium or penalty; provided, however, that the Company may only make such prepayment to the extent that the Company, in making such prepayment, would not violate the Payment Covenant.  All such prepayments shall be applied to the outstanding principal amount of this Note.  Any prepayment shall be accompanied by payment of accrued interest on the amount so prepaid.

(f) Payments of Accumulated Unpaid Interest Amounts.  To the extent that there is any Accumulated Unpaid Interest Amounts that remains unpaid, the Company may pay to the Holder, at any time and from time to time, the Accumulated Unpaid Interest Amounts, in whole or in part, without premium or penalty; provided, however, that the Company may only make such payment to the extent that the Company, in making such payment, would not violate the Payment Covenant.

(g) Payment in Cash.  All payments of principal, Interest, default interest (if any), and Accumulated Unpaid Interest Amounts hereunder shall be paid in cash by wire transfer of immediately available funds to the account of the Holder as designated by the Holder to the Company in writing from time to time.  All payments (including prepayments) to be made by the Company on account of principal, Interest, default interest (if any), fees and other amounts owing hereunder shall be made without set off or counterclaim.

(h) Calculation of Interest. Any Interest and default interest (if any) payable hereunder shall be computed on the basis of a 360-day year and calculated using the actual number of days elapsed.

(i) Failure to Make Payments.  If the Company does not make any payment of principal, interest or other amounts hereunder when due because such payment, if made, would violate the Payment Covenant, then the failure by the Company to make such payment shall not constitute an Event of Default.

3. EVENTS OF DEFAULT.

If an Event of Default (other than any event described in clause (ii) of the definition of Event of Default) occurs and is continuing, the Holder shall have the right, upon written notice to the Company (an “Acceleration Notice”), to take either or both of the following actions, at the same or different times (i) declare all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder due and payable on the date specified in such Acceleration Notice, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided such date of payment must be at least two (2) Business Days following the date on which the Acceleration Notice is delivered to the Company, and/or (ii) exercise any rights and remedies under this Note or as permitted by law and/or in equity; and in the case of any event described in clause (ii) of the definition of Event of Default, all unpaid principal hereof, any accrued and unpaid Interest (including default interest (if any)) thereon, all Accumulated Unpaid Interest Amounts (including any default interest (if any) thereon), and any other amounts owing hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, anything contained herein to the contrary notwithstanding; provided, however, that the Company shall only make such payment(s) if and only to the extent that such payment(s) would not violate the Payment Covenant.

5.           MISCELLANEOUS.

(a) Failure to Exercise Rights not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.  In the event that the Company does not pay any amount under this Note when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including without limitation reasonable legal fees and expenses.

(b) Notices.  Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

InB:Manhattan Drug Company, Inc. Integrated BioPharma, Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attn: Chief Executive Officer and Chief Financial Officer
Tel: (973) 926-0816
Fax: (973) 926-1735

If to the Holder:

Vitamin Realty Associates, LLC
225 Long Avenue
Hillside, New Jersey 07205 Attention: Christina Kay
Tel: (973) 926-0663 Fax: (973) 926-1735

or as shall be designated by the Company or the Holder in writing to the other party hereto in accordance this Section 5(b).

(c) Amendments and Waivers.  No amendment or modification to this Note may be made or given except pursuant to a written instrument executed by the Company and the Holder.  No waiver of any provision of this Note may be made except pursuant to a written instrument executed by the party against whom such waiver is sought to be enforced.  Any waiver given pursuant hereto shall be effective only in the specific instance and for the specific purpose for which given.

(d) Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(e) Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law) applicable to contracts made and to be performed entirely within the State of New York.

(f) Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors (whether by merger or otherwise), assigns, executors, administrators, personal representatives, heirs and legatees.

(g) Transfer of Note.

(i) The Company may not sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any Person without the prior written consent of the Holder (and any attempted sale, transfer or other disposition without such consent shall be null and void).

(ii) The Holder may not sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any Person without the prior written consent of the Company (and any attempted sale, transfer or other disposition without such consent shall be null and void).   From and after the date of any such permitted sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee, against surrender of this Note or as otherwise specified in Section 5(d) of this Note.

(h) Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(i) Expenses.  The Company shall pay to the Holder, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred to collect any debt evidenced hereby.

(j) Certain Waivers.  The Company hereby waives demand, presentment, protest and notice of non-payment, dishonor, and protest.

(k) WAIVER OF JURY TRIAL.  THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY.

(l) Severability.  Any provision of this Note held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(m) Joint and Several Obligations.  The obligations of each Company hereunder are joint and several obligations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

INB:MANHATTAN DRUG COMPANY, INC.

By:
Name:
Title:

INTEGRATED BIOPHARMA.INC.

By:
Name:
Title:

[Signature Page to Promissory Note (Vitamin Realty)]